Filed Pursuant to Rule 424(b)(5)

Registration No. 333-207745

Prospectus

$50,000,000

Common Stock

We have entered into a sales agreement with Cowen and Company, LLC, or Cowen, relating to shares of our common stock offered by this prospectus. In accordance with the terms of the sales agreement, we may offer and sell shares of our common stock having an aggregate offering price of up to $50,000,000 from time to time through Cowen acting as our agent.

Our common stock is listed on The NASDAQ Capital Market under the symbol “THLD.” On November 18, 2015, the last reported sale price of our common stock on The NASDAQ Capital Market was $4.06 per share.

Sales of our common stock, if any, under this prospectus may be made in sales deemed to be “at the market offerings” as defined in Rule 415 promulgated under the Securities Act of 1933, as amended, or the Securities Act, including sales made directly on or through The NASDAQ Capital Market, the existing trading market for our common stock, sales made to or through a market maker other than on an exchange or otherwise, in negotiated transactions at market prices prevailing at the time of sale or at prices related to such prevailing market prices or any other method permitted by law. Cowen will act as sales agent on a best efforts basis using commercially reasonable efforts to sell on our behalf all of the shares of common stock requested to be sold by us, consistent with its normal trading and sales practices, on mutually agreed terms between Cowen and us. There is no arrangement for funds to be received in any escrow, trust or similar arrangement.

Cowen will be entitled to compensation under the terms of the sales agreement at a commission rate of up to 3.0% of the gross sales price per share sold. In connection with the sale of the common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation of Cowen will be deemed to be underwriting commissions or discounts. We have also agreed to provide indemnification and contribution to Cowen with respect to certain liabilities, including liabilities under the Securities Act.

Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 3 of this prospectus, and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Cowen and Company

The date of this prospectus is November 18, 2015.

 i

ABOUT THIS PROSPECTUS

This prospectus relates to the offering of our common stock. Before buying any of the common stock that we are offering, we urge you to carefully read this prospectus, together with the information incorporated by reference as described under the heading “Incorporation of Certain Information by Reference” in this prospectus. These documents contain important information that you should consider when making your investment decision.

This prospectus describes the specific terms of the common stock we are offering and also adds to, and updates information contained in the documents incorporated by reference into this prospectus. To the extent there is a conflict between the information contained in this prospectus, on the one hand, and the information contained in any document incorporated by reference into this prospectus that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus, on the other hand, you should rely on the information in this prospectus. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference into this prospectus— the statement in the document having the later date modifies or supersedes the earlier statement.

You should rely only on the information contained in, or incorporated by reference into, this prospectus and in any free writing prospectus that we may authorize for use in connection with this offering. We have not, and Cowen has not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and Cowen is not, making an offer to sell or soliciting an offer to buy our common stock in any jurisdiction in which an offer or solicitation is not authorized or in which the person making that offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation. You should assume that the information appearing in this prospectus, the documents incorporated by reference into this prospectus, and in any free writing prospectus that we may authorize for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus, the documents incorporated by reference into this prospectus, and any free writing prospectus that we may authorize for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus entitled “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

 ii

PROSPECTUS SUMMARY

This summary highlights certain information about us, this offering and selected information contained elsewhere in or incorporated by reference into this prospectus. This summary is not complete and does not contain all of the information that you should consider before deciding whether to invest in our common stock. For a more complete understanding of our company and this offering, we encourage you to read and consider carefully the more detailed information in this prospectus, including the information incorporated by reference into this prospectus, and the information included in any free writing prospectus that we may authorize for use in connection with this offering, including the information referred to under the heading “Risk Factors” in this prospectus on page 3 and in the documents incorporated by reference into this prospectus.

Threshold Pharmaceuticals, Inc.

Overview

We are a biotechnology company using our expertise in the tumor microenvironment to discover and develop therapeutic agents that selectively target tumor cells for the treatment of patients living with cancer. Our lead investigational small molecule, evofosfamide (formerly referred to as TH-302), is being evaluated in two pivotal Phase 3 clinical trials, one registrational Phase 2 clinical trial and multiple earlier-stage clinical trials. We have a global license and co-development agreement for evofosfamide with Merck KGaA, Darmstadt, Germany, with an option to co-commercialize in the United States.

Evofosfamide was discovered by our scientists based on our hypoxia-targeted therapeutics prodrug technology. Hypoxia, or abnormally low oxygen concentration, is a common feature of the tumor microenvironment in most solid tumors and in the bone marrow of patients with hematological malignancies (also known as cancers of the bone marrow, for example, leukemias and multiple myeloma). Tumor hypoxia is associated with the development of resistance to traditional anticancer treatments, including chemotherapy and radiotherapy, enhanced metastatic potential, and ultimately treatment failure. We believe that by virtue of targeting tumor hypoxia, evofosfamide may have broad clinical applicability across many types of solid tumors and some hematological malignancies. To explore this broad therapeutic potential of evofosfamide, we are conducting multiple clinical trials to evaluate its safety and efficacy in solid tumors and hematological malignancies in combination with currently marketed anticancer drugs, including traditional chemotherapeutic agents and antiangiogenic agents, and as monotherapy for certain cancers.

We are also engaged in the development of tarloxotinib bromide (proposed International Nonproprietary Name), or tarloxotinib (formerly referred to as TH-4000 or PR610), a hypoxia-activated, irreversible epidermal growth factor receptor tyrosine kinase inhibitor licensed from the University of Auckland. Tarloxotinib is designed to selectively release a potent, irreversible tyrosine kinase inhibitor in hypoxic tumors.

We have devoted substantially all of our resources to the research and development of our product candidates. We have not generated any revenue from the commercial sales of our product candidates since our inception and do not expect to generate any revenue from the commercial sales of our product candidates in the immediate term. We expect to continue to devote substantial resources to research and development in future periods as we complete our current clinical trials, start additional clinical trials under our collaboration with Merck KGaA and on our own, to support our discovery efforts and to potentially in-license or otherwise acquire and develop additional products or programs.

Company Information

We were incorporated in Delaware on October 17, 2001. Our principal executive offices are located at 170 Harbor Way Suite 300, South San Francisco 94080. Our telephone number is (650) 474-8200. Our website is located at www.thresholdpharm.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement. Our website address is included in this document as an inactive textual reference only.

“Threshold,” “Threshold Pharmaceuticals,” the “Company,” “we,” “us” and “our” refer to Threshold Pharmaceuticals, Inc. Threshold Pharmaceuticals, Inc., our logo, and Metabolic Targeting are our trademarks. Other trademarks, trade names and service marks included or incorporated by reference in this prospectus and any prospectus supplement are the property of their respective owners.

The Offering

Common stock offered by us pursuant to this prospectus	Shares of common stock having an aggregate offering price of up to $50,000,000.

Manner of offering	“At-the-market” offering that may be made from time to time through our agent, Cowen. See “Plan of Distribution” on page 11 of this prospectus.

Use of proceeds	We intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including research and development expenses, general and administrative expenses and manufacturing expenses. See “Use of Proceeds” on page 5 of this prospectus.

NASDAQ Capital Market listing	THLD

Risk factors	Investing in our common stock involves a high degree of risk. Please read the information contained in and incorporated by reference under the heading “Risk Factors” on page 3 of this prospectus and under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with the other information included in or incorporated by reference into this prospectus, before deciding whether to invest in our common stock.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Before deciding whether to invest in our common stock, you should consider carefully the risks and uncertainties described below and discussed under the section entitled “Risk Factors” contained in our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2015, which are incorporated by reference into this prospectus in their entirety, as updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus, together with the other information in this prospectus, the documents incorporated by reference and any free writing prospectus that we may authorize for use in connection with this offering. The risks described in these documents are not the only ones we face, but those that we consider to be material. There may be other unknown or unpredictable economic, business, competitive, regulatory or other factors that could have material adverse effects on our future results. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be seriously harmed. This could cause the trading price of our common stock to decline, resulting in a loss of all or part of your investment. Please also carefully read the section below entitled “Forward-Looking Statements.”

Additional Risks Related to This Offering

Management will have broad discretion as to the use of the proceeds from this offering, and may not use the proceeds effectively.

Because we have not designated the amount of net proceeds from this offering to be used for any particular purpose, our management will have broad discretion as to the application of the net proceeds from this offering and could use them for purposes other than those contemplated at the time of the offering. Our management may use the net proceeds for corporate purposes that may not improve our financial condition or market value.

You may experience immediate and substantial dilution.

The offering price per share in this offering may exceed the net tangible book value (deficit) per share of our common stock outstanding prior to this offering. Assuming that an aggregate of 12,755,102 shares of our common stock are sold at a price of $3.92 per share pursuant to this prospectus, which was the last reported sale price of our common stock on The NASDAQ Capital Market on October 26, 2015, for aggregate gross proceeds of $50,000,000, after deducting commissions and estimated aggregate offering expenses payable by us, you would experience immediate dilution of $3.71 per share, representing the difference between our as adjusted net tangible book value (deficit) per share as of September 30, 2015, after giving effect to this offering and the assumed offering price. The exercise of outstanding stock options and warrants may result in further dilution of your investment. See the section entitled “Dilution” below for a more detailed illustration of the dilution you would incur if you participate in this offering.

You may experience future dilution as a result of future equity offerings.

In order to raise additional capital, we may in the future offer additional shares of our common stock or other securities convertible into or exchangeable for our common stock at prices that may not be the same as the price per share in this offering. We may sell shares or other securities in any other offering at a price per share that is less than the price per share paid by investors in this offering, and investors purchasing shares or other securities in the future could have rights superior to existing stockholders. The price per share at which we sell additional shares of our common stock, or securities convertible or exchangeable into common stock, in future transactions may be higher or lower than the price per share paid by investors in this offering.

We do not intend to pay dividends in the foreseeable future.

We have never paid cash dividends on our common stock and currently do not plan to pay any cash dividends in the foreseeable future.

FORWARD-LOOKING STATEMENTS

This prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These statements relate to future events or to our future operating or financial performance and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Forward-looking statements may include, but are not limited to, statements about:

•	the clinical development of evofosfamide and tarloxotinib, and their expected uses and benefits;

•	anticipated clinical developmental events for evofosfamide and tarloxotinib, including the timing of the commencement, conduct and completion of clinical trials for evofosfamide and tarloxotinib, and the timing of any efficacy and/or safety analyses from ongoing trials;

•	anticipated milestone payments from Merck KGaA;

•	the success of any clinical trials that we and/or Merck KGaA commence;

•	our and Merck KGaA’s potential receipt of regulatory approvals, and our and Merck KGaA’s satisfaction of ongoing regulatory review;

•	our and Merck KGaA’s ability to timely develop a viable commercial formulation of evofosfamide;

•	whether any product candidates that we and/or Merck KGaA are able to commercialize are safer or more effective than other marketed products, treatments or therapies;

•	uncertainties associated with obtaining and enforcing patents and other intellectual property rights;

•	the costs and timing of obtaining drug supply for our pre-clinical and clinical activities;

•	anticipated expenses, including clinical trial, research and development and personnel costs;

•	the anticipated sufficiency of our cash resources and our need for additional capital;

•	our projected financial performance;

•	the clinical development of [18-F]-HX4 and its expected uses and benefits; and

•	the use of proceeds from this offering.

In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “potential” and similar expressions intended to identify forward-looking statements. These statements reflect our current views with respect to future events, are based on assumptions and are subject to risks and uncertainties. Given these uncertainties, you should not place undue reliance on these forward-looking statements. We discuss in greater detail, and incorporate by reference into this prospectus in their entirety, many of these risks under the headings “Risk Factors” on page 3 of this prospectus and in our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which is incorporated herein by reference, as may be updated or superseded by the risks and uncertainties described under similar headings in the other documents that are filed after the date hereof and incorporated by reference into this prospectus. Also, these forward-looking statements represent our estimates and assumptions only as of the date of the document containing the applicable statement.

You should read this prospectus, the documents we have filed with the SEC that are incorporated by reference and any free writing prospectus that we have authorized for use in connection with this offering completely and with the understanding that our actual future results may be materially different from what we expect. We qualify all of the forward-looking statements in the foregoing documents by these cautionary statements.

Unless required by law, we undertake no obligation to update or revise any forward-looking statements to reflect new information or future events or developments. Thus, you should not assume that our silence over time means that actual events are bearing out as expressed or implied in such forward-looking statements.

USE OF PROCEEDS

Except as described in any free writing prospectus that we may authorize to be provided to you, we currently intend to use the net proceeds from this offering, if any, for working capital and general corporate purposes, including research and development expenses, general and administrative expenses and manufacturing expenses.

The amounts and timing of our use of the net proceeds from this offering will depend on a number of factors, such as the timing and progress of our clinical trials and research and development efforts, the timing and progress of any partnering efforts, technological advances and the competitive environment for our product candidates. As of the date of this prospectus, we cannot specify with certainty all of the particular uses for the net proceeds to us from this offering. Accordingly, our management will have broad discretion in the timing and application of these proceeds. Pending application of the net proceeds as described above, we intend to temporarily invest the proceeds in short-term, interest-bearing instruments.

DIVIDEND POLICY

To date, we have paid no cash dividends to our stockholders, and we do not intend to pay cash dividends in the foreseeable future.

DILUTION

If you invest in this offering, your ownership interest will be diluted to the extent of the difference between the public offering price per share and the as adjusted net tangible book value (deficit) per share after giving effect to this offering. We calculate net tangible book value (deficit) per share by dividing the net tangible book value (deficit), which is tangible assets less total liabilities, by the number of outstanding shares of our common stock. Dilution represents the difference between the portion of the amount per share paid by purchasers of shares in this offering and the as adjusted net tangible book value (deficit) per share of our common stock immediately after giving effect to this offering. Our net tangible book value (deficit) as of September 30, 2015, was approximately $(30.9) million, or $(0.43) per share.

After giving effect to the sale of our common stock pursuant to this prospectus in the aggregate amount of $50,000,000 at an assumed offering price of $3.92 per share, the last reported sale price of our common stock on The NASDAQ Capital Market on October 26, 2015, and after deducting commissions and estimated aggregate offering expenses payable by us, our net tangible book value (deficit) as of September 30, 2015 would have been $17.4 million, or $0.21 per share of common stock. This represents an immediate increase in the net tangible book value (deficit) of $0.64 per share to our existing stockholders and an immediate dilution in net tangible book value (deficit) of $3.71 per share to new investors. The following table illustrates this per share dilution:

Assumed offering price per share		$3.92
Net tangible book value (deficit) per share as of September 30, 2015	$(0.43)
Increase per share attributable to new investors	$0.64
As adjusted net tangible book value (deficit) per share as of September 30, 2015, after giving effect to this offering		$0.21
Dilution per share to new investors purchasing shares in this offering		$3.71

The table above assumes for illustrative purposes that an aggregate of 12,755,102 shares of our common stock are sold pursuant to this prospectus at a price of $3.92 per share, the last reported sale price of our common stock on The NASDAQ Capital Market on October 26, 2015, for aggregate gross proceeds of $50,000,000. The shares are being sold from time to time at various prices pursuant to the sales agreement with Cowen. An increase of $0.50 per share in the price at which the shares are sold from the assumed offering price of $3.92 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50,000,000 is sold during the term of the sales agreement with Cowen at that price, would result in an adjusted net tangible book value (deficit) per share after the offering of $0.21 per share and would increase the dilution in net tangible book value (deficit) per share to new investors in this offering to $4.21 per share, after deducting commissions and estimated aggregate offering expenses payable by us. A decrease of $0.50 per share in the price at which the shares are sold from the assumed offering price of $3.92 per share shown in the table above, assuming all of our common stock in the aggregate amount of $50,000,000 is sold during the term of the sales agreement with Cowen at that price, would decrease our adjusted net tangible book value (deficit) per share after the offering to $0.20 per share and would decrease the dilution in net tangible book value (deficit) per share to new investors in this offering to $3.22 per share, after deducting commissions and estimated aggregate offering expenses payable by us. This information is supplied for illustrative purposes only.

The above discussion and table are based on 71,431,059 shares of our common stock issued and outstanding as of September 30, 2015, and excludes the following, all as of September 30, 2015:

•	10,287,465 shares of common stock issuable upon the exercise of outstanding stock options with a weighted-average exercise price of $3.84 per share;

•	3,836,165 shares of common stock issuable upon the exercise of outstanding warrants with an exercise price of $2.46 per share;

•	8,300,000 shares of common stock issuable upon the exercise of outstanding warrants with an initial exercise price of $10.86 per share; and

•	up to an aggregate of 2,363,048 shares of common stock remaining available for future issuance under our 2014 Equity Incentive Plan and 2004 Employee Stock Purchase Plan, plus any annual increases in the number of shares of common stock reserved for future issuance under our 2004 Employee Stock Purchase Plan pursuant to the evergreen provision included therein, and any other shares that may become issuable under our 2014 Equity Incentive Plan and our 2004 Employee Stock Purchase Plan pursuant to their respective terms.

To the extent that options or warrants outstanding as of September 30, 2015, have been or are exercised, or other shares are issued, investors purchasing shares in this offering could experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

DESCRIPTION OF CAPITAL STOCK

As of the date of this prospectus, our authorized capital stock consists of 150,000,000 shares of common stock, par value $0.001 per share, and 2,000,000 shares of preferred stock, par value $0.001 per share. As of September 30, 2015, there were 71,431,059 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding.

The following summary description of our capital stock is based on the provisions of our amended and restated certificate of incorporation, as amended, our amended and restated bylaws, the applicable provisions of the Delaware General Corporation Law and the agreements described below. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our amended and restated certificate of incorporation, our amended and restated bylaws, the Delaware General Corporation Law and such agreements. For information on how to obtain copies of our amended and restated certificate of incorporation, our amended and restated bylaws and such agreements, which are exhibits to the registration statement of which this prospectus forms a part, see “Where You Can Find More Information” and “Incorporation of Certain Information by Reference.”

Common Stock

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, except matters that relate only to one or more of the series of our preferred stock, and no holder has cumulative voting rights. Accordingly, the holders of a majority of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they so choose. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably those dividends, if any, as may be declared from time to time by the board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, holders of common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock. When we issue shares of common stock under this prospectus, the shares will be fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate in the future.

Preferred Stock

Pursuant to our amended and restated certificate of incorporation, our board of directors is authorized, subject to any limitations prescribed by law, without stockholder approval, to issue up to an aggregate of 2,000,000 shares of preferred stock, of which 200,000 shares are authorized for issuance as Series A Participating Preferred Stock (see “Preferred Shares Rights Agreement; Series A Participating Preferred Stock” below), none of which are outstanding. Our board of directors may issue preferred stock in one or more series and has the authority to establish from time to time the number of shares to be included in each such series, to fix the rights, preferences, privileges and restrictions granted to or imposed upon the preferred stock, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock.

Preferred Shares Rights Agreement; Series A Participating Preferred Stock

On August 8, 2006, we entered into a Preferred Shares Rights Agreement, which we refer to as the Rights Agreement, with Mellon Investor Services LLC pursuant to which each share of our common stock outstanding has attached to it one right, or a Right, to purchase Series A Participating Preferred Stock. The Rights currently trade with, and are inseparable from, our common stock. The Rights are not currently exercisable and will become exercisable only if (i) a person or group, which we refer to as an Acquiring Person, acquires beneficial ownership of 15% or more of our outstanding common stock or (ii) a tender or exchange offer is commenced that would result in a person or group becoming a beneficial owner of 15% or more of our outstanding common stock. Each Right allows its holder to purchase from us one one-thousandth of a share of Series A Participating Preferred Stock at a purchase price of $25.00, subject to adjustment, or the Purchase Price.

In the event that an Acquiring Person becomes such, other than pursuant to a tender offer approved by our board of directors, proper provision shall be made so that each holder of a Right that has not yet been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive upon exercise of a Right, in lieu of one one-thousandth of a share of our Series A Participating Preferred Stock, a number of shares of our common stock having a then current value equal to two times the Purchase Price. In the event that we do not have a sufficient number of shares of our common stock available, or our board of directors decides that such action is necessary or appropriate and not contrary to the interests of Rights holders, we may, among other things, instead substitute cash, assets or other securities for the shares of common stock into which the Rights would have otherwise been exercisable. Similarly, in the event that, after the public announcement that an Acquiring Person has become such, (i) we consolidate with or merge into another entity, (ii) another entity consolidates with or merges into us or (iii) we sell or otherwise transfer 50% or more of our consolidated assets or earning power, proper provision must be made so that each holder of a Right which has not theretofore been exercised (other than Rights beneficially owned by the Acquiring Person, which will thereafter be void) will thereafter have the right to receive, upon exercise, a number of shares of common stock of the acquiring company having a then current value equal to two times the Purchase Price (unless the transaction satisfies certain conditions and is consummated with a person who acquired shares pursuant to a tender offer approved by our board, in which case the Rights will expire).

Until a Right is exercised, the holder thereof, as such, will have no rights as a stockholder of our company (other than any rights resulting from such holder’s ownership of shares of our capital stock), including, without limitation, the right to vote or to receive dividends. The Rights are protected by customary anti-dilution provisions as set forth in the Rights Agreement. At any time after an Acquiring Person has become such and prior to the Acquiring Person beneficially owning 50% or more of our outstanding common stock, our board of directors may exchange the Rights (other than Rights owned by the Acquiring Person or its affiliates), in whole or in part, for shares of our common stock at an exchange ratio of one share of common stock per Right, subject to adjustment. At any time prior to the close of business on August 8, 2016, we may redeem the Rights in whole, but not in part, at a price of $0.01 per Right.

Each share of Series A Participating Preferred Stock will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of our common stock. In the event of liquidation, the holders of shares of our Series A Participating Preferred Stock will be entitled to a preferential liquidation payment equal to accrued but unpaid dividends plus the greater of $1,000 per share or 1,000 times the aggregate per share amount to be distributed to the holders of shares of our common stock. Each share of our Series A Participating Preferred Stock will have 1,000 votes, voting together with the holders of shares of our common stock and any other capital stock of our company having general voting rights, on all matters submitted to a vote of the stockholders, except as required by law and subject to certain adjustments set forth in the Certificate of Designations of Rights, Preferences and Privileges of the Series A Participating Preferred Stock. In the event of any merger, consolidation or other transaction in which shares of our common stock are changed or exchanged, each share of Series A Participating Preferred Stock will be entitled to receive the greater of $1,000 per share or 1,000 times the amount received per share of our common stock. The Series A Participating Preferred Stock will rank junior to all other series of our preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise. The shares of our Series A Participating Preferred Stock are not redeemable and have no preemptive, subscription or conversion rights.

The Rights expire on August 8, 2016, unless we extend the expiration date, redeem or exchange the Rights on an earlier date or the Rights expire upon consummation of certain mergers, consolidations or sales of assets. Effective July 10, 2008, September 29, 2009 and March 11, 2011, we amended the terms of the Rights to ensure that they would not become exercisable solely by virtue of our sales of securities completed on August 29, 2008, October 5, 2009 and March 11, 2011, respectively. The Rights may have the effect of rendering more difficult or discouraging an acquisition of us that is deemed undesirable by our board of directors. The Rights have certain anti-takeover effects and may cause substantial dilution to a person or group that attempts to acquire us on terms or in a manner not approved by our board of directors, except pursuant to an offer conditioned upon the negation, purchase or redemption of the Rights.

Effect of Certain Provisions of our Amended and Restated Certificate of Incorporation and Bylaws and the Delaware Anti-Takeover Statute

Some provisions of Delaware law and our amended and restated certificate of incorporation and bylaws contain provisions that could make the following transactions more difficult:

•	acquisition of us by means of a tender offer;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to promote stability in our management. These provisions are also designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors.

Amended and Restated Certificate of Incorporation and Bylaws

•	Undesignated Preferred Stock. The ability to authorize undesignated preferred stock makes it possible for our board of directors to issue one or more series of preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us.

•	Stockholder Meetings. Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of stockholders may be called only by the chairman of our board of directors or by our president, or by a resolution adopted by a majority of our board of directors.

•	Requirements for Advance Notification of Stockholder Nominations and Proposals. Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of our board of directors or a committee of the board of directors.

•	Elimination of Stockholder Action by Written Consent. Our amended and restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting.

•	Amendment of Bylaws. Any amendment of our amended and restated bylaws by our stockholders requires approval by holders of at least 66 2/3% of our then outstanding shares entitled to vote generally in the election of directors, voting together as a single class.

•	Staggered Board of Directors. Our amended and restated certificate of incorporation provide for the division of our board of directors into three classes, with staggered three-year terms. Under our amended and restated certificate of incorporation and amended and restated bylaws, any vacancy on the board of directors, including a vacancy resulting from an enlargement of the board of directors, may only be filled by vote of a majority of the directors then in office. The classification of the board of directors and the limitations on the removal of directors and filling of vacancies would have the effect of making it more difficult for a third party to acquire control of us, or of discouraging a third party from acquiring control of us.

Delaware Law

We are subject to Section 203 of the General Corporation Law of the State of Delaware, or DGCL, which regulates acquisitions of some Delaware corporations. In general, Section 203 prohibits, with some exceptions, a publicly held Delaware corporation such as us from engaging in a “business combination” with an “interested stockholder” for a period of three years following the time that the stockholder became an interested stockholder, unless:

•	prior to the time the stockholder became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

•	upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding (a) shares owned by persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	at or subsequent to the time the stockholder became an interested stockholder, the business combination is approved by the board and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock which is not owned by the interested stockholder.

Section 203 of the DGCL generally defines a “business combination” to include any of the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) involving the interested stockholder of 10% or more of the assets of the corporation (or its majority-owned subsidiary);

•	subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	subject to exceptions, any transaction involving the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; and

•	the receipt by the interested stockholder of the benefit, directly or indirectly (except proportionately as a stockholder of such corporation), of any loans, advances, guarantees, pledges or other financial benefits, other than certain benefits set forth in Section 203, provided by or through the corporation.

In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person that is an affiliate or associate of such entity or person.

Section 203 of the DGCL could delay, discourage or prohibit transactions not approved in advance by our board of directors, such as takeover attempts that might otherwise involve the payment to our stockholders of a premium for their shares over then current prices.

Certain Registration Obligations

In August 2008, we sold to certain investors 8,970,574 shares of our common stock and warrants to purchase up to 3,588,221 shares of our common stock in a private placement, which we refer to as the August 2008 Financing. The securities purchase agreement for the August 2008 Financing provides that we will file and thereafter maintain an effective registration statement covering the resale of the shares issued in, and the shares underlying the warrants issued in, the August 2008 Financing, and further includes terms that may require us to pay liquidated damages if we do not meet our registration obligations under the agreement. For example, the securities purchase agreement provides that if we fail to maintain the effectiveness of such registration statement (subject to limited permissible suspension periods), we will be required to pay the holders of such shares liquidated damages at the rate of one percent of the purchase price of these shares and warrants for the first month, and two percent for each month thereafter, up to a total of ten percent. The registration statement we filed covering the resale of the shares and shares underlying the warrants sold in this transaction was declared effective by the SEC in October 2008. These registration obligations will terminate upon until the earlier of the date that all registrable securities covered by such registration statement have been sold or can be sold publicly under Rule 144 without volume restrictions.

In October 2009, we sold to certain investors 18,324,599 shares of our common stock and warrants to purchase up to 7,329,819 shares of our common stock in a private placement, which we refer to as the October 2009 Financing. The securities purchase agreement for the October 2009 Financing provides that we will file and thereafter maintain an effective registration statement covering the resale of the shares issued in, and the shares underlying the warrants issued in, the October 2009 Financing. The registration statement we filed covering the resale of the shares and shares underlying the warrants sold in this transaction was declared effective by the SEC in November 2009. These registration obligations will terminate upon the date that all registrable securities covered by such registration statement have been sold or can be sold without volume restriction under Rule 144.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Computershare, Trust Company, N.A. P.O. Box 30170, College Station, TX 77842.

Listing on The NASDAQ Capital Market

Our common stock is listed on The NASDAQ Capital Market under the symbol “THLD.”

PLAN OF DISTRIBUTION

We have entered into a sales agreement with Cowen, under which we may issue and sell from time to time up to $50,000,000 of our common stock through Cowen as our sales agent. Sales of our common stock, if any, will be made at market prices by any method that is deemed to be an “at the market offering” as defined in Rule 415 under the Securities Act, including sales made directly on The Nasdaq Capital Market or any other trading market for our common stock, or sales to or through a market maker other than on an exchange. If authorized by us in writing, Cowen may also sell our shares of common stock in negotiated transactions or by any other method permitted by law. Cowen may not purchase shares of our common stock as principal unless authorized by us in writing.

Each time we wish to issue and sell common stock under the sales agreement, we will notify Cowen of the number of shares to be issued, the dates on which such sales are anticipated to be made and any minimum price below which sales may not be made. Once we have so instructed Cowen, unless it declines to accept the terms of this notice, Cowen has agreed to use its commercially reasonable efforts consistent with its normal trading and sales practices to sell such shares up to the amount specified on such terms. Cowen or we may suspend the offering of our common stock being made through Cowen under the sales agreement upon proper notice to the other party. Cowen and we each have the right, by giving written notice as specified in the sales agreement, to terminate the sales agreement in each party’s sole discretion at any time.

The aggregate compensation payable to Cowen as sales agent equals up to 3.0% of the gross proceeds we receive from the sales of our common stock pursuant to the sales agreement. We have also agreed to reimburse Cowen up to $50,000 of Cowen’s actual expenses incurred by Cowen in connection with this offering. We estimate that the total expenses of the offering payable by us, excluding commissions payable to Cowen under the sales agreement, will be approximately $300,000.

The remaining sales proceeds, after deducting any expenses payable by us and any transaction fees imposed by any governmental, regulatory, or self-regulatory organization in connection with the sales, will equal our net proceeds for the sale of such common stock.

Cowen will provide written confirmation to us following the close of trading on The Nasdaq Capital Market for each day in which common stock is sold through it as sales agent under the sales agreement. Each confirmation will include the number of shares of common stock sold through it as sales agent on that day, the volume weighted average price of the shares sold, the compensation payable to Cowen and the net proceeds to us.

We will report at least quarterly the number of shares of common stock sold through Cowen under the sales agreement, the net proceeds to us and the compensation paid by us to Cowen in connection with the sales of common stock.

Settlement for sales of common stock will occur, unless the parties agree otherwise, on the third trading day following the date on which any sales were made in return for payment of the net proceeds to us. There is no arrangement for funds to be received in an escrow, trust or similar arrangement.

In connection with the sales of our common stock on our behalf, Cowen will be deemed to be an “underwriter” within the meaning of the Securities Act, and the compensation paid to Cowen will be deemed to be underwriting commissions or discounts. We have agreed in the sales agreement to provide indemnification and contribution to Cowen against certain liabilities, including liabilities under the Securities Act. As sales agent, Cowen will not engage in any transactions that stabilizes our common stock.

Cowen and/or its affiliates have provided, and may in the future provide, various investment banking and other financial services for us for which services they have received and, may in the future receive, customary fees.

LEGAL MATTERS

Cooley LLP, San Francisco, California, has passed upon the validity of the common stock offered by this prospectus. LeClairRyan, A Professional Corporation, New York, New York, is counsel for Cowen in connection with this offering.

EXPERTS

Ernst & Young LLP, independent registered public accounting firm, has audited our consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2014, and the effectiveness of our internal control over financial reporting as of December 31, 2014, as set forth in their reports, which are incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and our management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2014 are incorporated by reference in reliance on Ernst & Young LLP’s reports, given on their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth or incorporated by reference in the registration statement. Whenever a reference is made in this prospectus to any of our contracts, agreements or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus for a copy of such contract, agreement or other document. Because we are subject to the information and reporting requirements of the Exchange Act, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. We maintain a website at www.thresholdpharm.com. Information found on, or accessible through, our website is not a part of, and is not incorporated into, this prospectus, and you should not consider it part of this prospectus or part of any prospectus supplement.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” information from other documents that we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information in this prospectus supersedes information incorporated by reference that we filed with the SEC prior to the date of this prospectus, while information that we file later with the SEC will automatically update and supersede the information in this prospectus. We incorporate by reference into this prospectus the information or documents listed below that we have filed with the SEC (Commission File No. 001-32979):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, which was filed on March 3, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our definitive proxy statement relating to our 2015 annual meeting of stockholders, which was filed on April 3, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, which was filed on April 30, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2015, which was filed on July 30, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2015, which was filed on November 2, 2015;

•	our Current Reports on Form 8-K which were filed on January 7, 2015, February 12, 2015 (with respect to Items 1.01 and 9.01 only), June 1, 2015, June 10, 2015 and November 18, 2015;

•	the description of our common stock set forth in our registration statement on Form 8-A, filed with the SEC on January 28, 2005, as amended by Form 8-A/A, filed with the SEC on February 4, 2005, including any further amendments thereto or reports filed for the purposes of updating this description; and

•	the description of our Series A Participating Preferred Stock contained in our registration statement on Form 8-A filed with the SEC on August 9, 2006, including any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items unless such Form 8-K expressly provides to the contrary) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, including those made after the date of the initial filing of the registration statement of which this prospectus is a part and prior to effectiveness of such registration statement, until the termination of the offering of the common stock covered by this prospectus and will become a part of this prospectus from the date that such documents are filed with the SEC. Information in such future filings updates and supplements the information provided in this prospectus. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will furnish without charge to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request, a copy of any or all of the documents incorporated by reference, including exhibits to these documents that are specifically incorporated by reference. You should direct any requests for documents to Threshold Pharmaceuticals, Inc., Attention: Investor Relations Department, 170 Harbor Way, Suite 300, South San Francisco, CA 94080. Our phone number is (650) 474-8200

$50,000,000

Common Stock

Prospectus

Cowen and Company

November 18, 2015